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WSi INTERACTIVE CORPORATION                   Symbols: CDNX - WIZ    OTC - WIZZF



                                  NEWS RELEASE

March 1, 2000



                WSI FINALIZES NEGOTIATIONS FOR EXCLUSIVE LICENSE
                    FOR FIBER BROADBAND AND WIRELESS NETWORK

WSi Interactive Corporation today is pleased to announce it has finalized negotiations and entered into letters of intent for the exclusive rights for Broadband Telecommunications System for Washington State, USA and the province of British Columbia, Canada. WSi will be purchasing these exclusive rights from Global Communications Inc.

The network provides true, 100% totally bi-directional broadband transmission which is unparalleled by any existing network. It provides users with speed of transmission without the fear of degradation as more users send or receive transmissions. This consistent level of transmission speed is unequalled compared to current technology, and is accomplished because it is a point to point multipoint wireless dissemination. Therefore, degradation is not possible.

Global Communications transmission speed is up to 30.5Mbps directly to each and every user of its network. This is three times faster than the yet to be delivered high-speed cable systems. Global guarantees a minimum of a bi-directional T-1 speed at all times to a household or business using Global's communication system. It ensures that each user has the ability to make or receive a minimum of 3 simultaneous video (TV quality) phone calls, and an array of standard voice and data transmissions all at the same time. In addition, High Definition Television, movies, and stereo/hi-fidelity radio is all-available over Global communication system due to its guaranteed and constant line speed.

Lance Morginn, Vice President of WSi's New Media says" this network is of key strategic importance to WSi as it moves forward with its convergence initiatives of TV, high speed bi-directional internet access, and concentrating on gaining a responsible market share in the broadband communications business in Canada and the Northwest United States".

The transactions remain subject to various conditions in favour of WSi, including due diligence reviews and the entering into of formal license agreements. WSi will provide further details in due course.


THE BUSINESS OF WSI

WSI INTERACTIVE CORPORATION is an innovative Internet business development and marketing firm, whose objective is to capitalize on direct marketing opportunities on the Internet. WSI builds, manages and markets online businesses in the financial, e-tailing and e-commerce, entertainment and e-advertising sectors.

WSi focuses on early-stage companies where it can add significant value to the investment through a network of relationships and strategic alliances, and our experience in helping Internet companies build traffic, develop brands, and capitalize on a variety of revenue streams.

In this regard, WSi is modeling itself on CMGI (Nasdaq:CMGI). Like CMGI, WSi started as a


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direct marketing agency in 1990 and has grown to become a specialist in
e-advertising and e-commerce. WSi plans to establish itself as a recognized leader in the Internet economy, by creating a one-stop shop for e-commerce and e-advertising, plus financial information and entertainment.

WSi properties include: Medianetsolutions.com, Targetpacks.com,
Westernshores.com, Stocksecrets.com, Yourwinestore.com, Healthcreator.com, Investmentworldnews.com and several others.

To receive information on WSi by e-mail or fax, please forward your Internet address / fax # to info@ws-i.com / fax: 604 687 4990.

To fax your request please complete the following

NAME:            ______________________________________________

COMPANY:         ______________________________________________

e-mail address:  ______________________________________________

PHONE#:          ______________________________________________

FAX#:            ______________________________________________

Send by:       E-mail or fax:  yes/no.       Or: e-mail only:   yes/no


Toll free:     1-888-388-4636
Fax:           1-604-687-4990

Website:  www.ws-i.com



ON BEHALF OF THE COMPANY

"Theo Sanidas"

Theo Sanidas, President

This news release may contain forward-looking statements that involve risks and uncertainties, including the impact of competitive products and pricing and general economic conditions as they affect the Company's clients. Actual results and developments may therefore differ materially from those described in this release. No regulatory authority has reviewed nor accepted any responsibility for the adequacy or accuracy of the contents of this release.